UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2007

SKECHERS U.S.A., INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14429	95-4376145
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

228 Manhattan Beach Boulevard, Manhattan Beach, California		90266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 318-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

At a meeting of the Board of Directors of Skechers U.S.A., Inc. (the "Company") held on February 20, 2007, the Board approved an amendment to the Company's Amended and Restated 1998 Stock Option, Deferred Stock and Restricted Stock Plan that provides for the automatic ratable adjustment of shares underlying awards granted pursuant to the plan in the event of certain equity restructurings. This summary is qualified by the full text of the amendment, which is attached as exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On January 19, 2007, the Company announced that it had called for redemption all of its outstanding 4.5% Convertible Subordinated Notes due April 15, 2007 (the "Notes"). The redemption date was February 20, 2007. The Notes were convertible into shares of the Company's Class A Common Stock at a conversion rate of 38.5089 shares per $1,000 principal amount of the Notes, at any time before 5:00 PM on the last business day before the redemption date. The aggregate principal amount of Notes outstanding was $90,000,000.

Holders of $89,969,000 principal amount of the Notes, which included $2,500,000 of principal amount of the Notes held by the Company, converted their Notes into shares of the Company's Class A Common Stock prior to the redemption date. As a result of the conversions, 3,464,594 shares of Class A Common Stock were issued to holders of the Notes, which included 96,272 shares issued to the Company that were immediately retired. In connection with these conversions, the Company paid approximately $500 in cash to holders who elected to convert their Notes, which represented cash paid in lieu of fractional shares. In addition, the Company paid approximately $32,000 to holders who redeemed their Notes, which represented the redemption price of 100.9% of $31,000 principal amount of the Notes plus accrued interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKECHERS U.S.A., INC.

February 23, 2007	By:	David Weinberg

Name: David Weinberg
Title: Chief Operating Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 3 to 1998 Amended and Restated Stock Option, Deferred Stock and Restricted Stock Plan